LEIDOS, INC.
KEYSTAFF DEFERRAL PLAN

Amendment and Restatement Effective January 1, 2016

Table of Contents
Page

1. Purpose	1
2. Definitions	1
3. Eligibility	5
4. Deferrals	6
5. Participant Accounts and Investments	7
6. Payout of Participants’ Accounts Attributable to Deferrals with respect to Plan Years commencing prior to January 1, 2015	8
7. Payout of Participants’ Accounts Attributable to Deferrals with respect to Plan Years commencing on or after January 1, 2015	11
8. Beneficiary Designation	13
9. Hardship and Acceleration Provisions	14
10. Amendment and Termination of Plan; Change in Control	15
11. Nature of Accounts	16
12. Committee	17
13. Limitation on Rights of Participants	20
14. Non-Transferability	20
15. Restriction Against Assignment	20
16. Forfeiture	20
17. Mailing of Payments	21
18. Governing Law	21
19. Illegality of Particular Provision	21
20. Interpretation	21
21. Tax Effects	21
22. Receipt or Release	21
23. Records	22
24. Arbitration	22
25. Recoupment of Awards	22

-i-

KEYSTAFF DEFERRAL PLAN
OF
LEIDOS, INC.
1.    Purpose
1.1    The purpose of this Plan is to provide a means to enhance the Company’s capacity to attract and retain outstanding directors and executives in key positions by assisting them in meeting their future financial security objectives. The Plan was amended and restated effective January 1, 2005 to comply with Section 409A of the Code, amended and restated effective September 27, 2013 as a result of the corporate separation of SAIC. This Amendment and Restatement of the Plan, effective January 1, 2016, incorporates Amendment No. 1 of the Plan, effective January 1, 2015, and Amendment No. 2 to the Plan, effective January 1, 2016.
2.    Definitions
2.1    Whenever the following terms are used in the Plan, they shall have the meaning specified below.
2.2    “Account” -- shall mean the Account maintained for bookkeeping purposes by the Committee with respect to each Participant to evidence the Participant’s Deferrals of Deferrable Amounts hereunder. The Company shall credit to each Participant’s Account an amount equal to the compensation which otherwise would have been paid had the Participant not elected to defer compensation. Such credits shall be made at the time compensation would have been paid to the Participant. The Account shall also receive earnings credits or losses in accordance with the provisions of Section 5. Separate Accounts shall be established to record amounts deferred (and earnings credits or losses thereon) with respect to Plan Years beginning before and after December 31, 1990, to be referred to herein as Pre-1991 Accounts and Post-1990 Accounts, respectively. Further, separate Accounts shall be established to record amounts deferred (and earnings credits or losses thereon) with respect to Plan Years beginning after December 31, 2014, to be referred to herein as a Retirement/Termination Account and Specified Date Accounts. For purposes of Section 5.1 and 9.1, the Retirement/Termination Account and any Specified Date Accounts shall be part of a Participant’s Post-1990 Account. Except as otherwise stated herein, references to Account(s) shall include any or all such Accounts.
2.3    “Anniversary Date”-- shall be the last day of a Plan Year.
2.4    “Beneficiary”-- shall mean the person or persons properly designated by the Participant, in accordance with Section 8, to receive the benefits provided herein upon death of the Participant.

2.5    “Board” -- shall mean the Board of Directors of Leidos, Inc., or its ultimate parent corporation, if any.
2.6    “Bonus Compensation Plan” -- shall mean the Company’s 1984 Bonus Compensation Plan, and any successor plan, including the Equity Incentive Plan.
2.7    “Code” -- shall mean the Internal Revenue Code of 1986, as amended.
2.8    “Committee”-- shall mean the committee composed of such members as shall be appointed from time to time by the Board to administer the Plan.
2.9    “Company”-- shall mean Leidos, Inc. (or its ultimate parent corporation, if any). In addition, unless the context indicates otherwise, as used in this Plan the term Company shall also mean and include any direct or indirect subsidiary of the Company which has been approved by the Deferral Authority for participation in this Plan by its Employees.
2.10    “Deferrable Amount(s)”-- shall mean the (i) annual cash bonuses, if any, payable to an Employee under the Officer’s Incentive Plan, the Executive Incentive Plan, the Key Contributor Incentive Program and the Merit Recognition Bonus Program, (ii) sign-on bonuses (cash or vested stock) for new hires, (iii) vested stock bonuses, if any, payable to an Employee or Director, (iv) Directors’ fees, or (v) other eligible payments as determined by the Committee. For purposes of clarity, non-annual “spot” bonuses, retention bonuses, and other incentives payable to an Employee or Director do not constitute Deferrable Amounts hereunder. In no way does the operation of this Plan obligate the Company to pay any bonus or continue any compensation program. The Committee may in its discretion designate all or part of Employees’ salaries as Deferrable Amounts.
2.11    “Deferral” -- shall mean the amount of Deferrable Amounts a Participant has deferred in accordance with Section 4.1
2.12    “Deferral Authority” -- shall mean the individual or group of individuals appointed by the Board to determine which Employees are eligible to make Deferrals and to participate in the Plan.
2.13    “Director” -- shall mean a member of the Board, other than a Director Emeritus, or a member of the Board of Directors of any subsidiary or affiliate thereof which has been approved by the Deferral Authority for participation in this Plan by its Employees or Directors.
2.14    “Effective Date” -- shall be January 1, 1986.
2.15    “Employee” -- shall mean a management or highly compensated employee of the Company.
2.16    “Equity Incentive Plan” -- shall mean the 2006 Equity Incentive Plan and any successor plan.

2.17    “Investment Funds” ---- shall mean the deemed investments established by the Committee under Section 5 for the purpose of determining the investment gains and losses to be credited to Accounts.
2.18     “Normal Payout” -- shall mean the payment(s) described in Section 6.3.
2.19    “Participant” -- shall mean an Employee or Director designated by the Deferral Authority for participation in the Plan who timely files an election to participate and makes or receives Deferrals hereunder.
2.20    “Plan” -- shall mean the Leidos, Inc. Keystaff Deferral Plan as set forth herein and as amended from time to time.
2.21    “Plan Year” -- shall begin on February 1 of each year. The Plan Year which commenced January 1, 2000 shall end on January 31, 2001 and thereafter shall be the period from February 1 to January 31. A short Plan Year shall commence February 1, 2005 and end December 31, 2005. Effective January 1, 2006 and thereafter, the Plan Year shall be the calendar year.
2.22    “Retirement/Termination Account” – shall mean the Account established by the Committee for a Participant to record Deferrals made with respect to Plan Years beginning on or after January 1, 2015 that are payable upon the Participant’s Separation from Service.
2.1    “Retirement Date” -- shall mean the date of an Employee’s or Director’s Termination of Affiliation on attaining age 59 ½. Effective January 1, 2005, a Retirement Date shall not occur unless the Employee or Director has had a Separation from Service.
2.2    “Separation From Service” -- shall mean the death, retirement or termination of the Employee’s employment with the Company, or in the case of a Director, ceasing to perform services for the Company as a member of the Board. This definition of Separation from Service shall be interpreted and construed in a manner intended to comply with Code Section 409A and the published authorities thereunder.
2.3    “Specified Date Account” – shall mean the Account established by the Committee for a Participant to record Deferrals made with respect to Plan Years beginning on or after January 1, 2015 that are payable at a specified future date designated by the Participant. Unless the Committee determines otherwise, a Participant may establish no more than five (5) Specified Date Accounts.”

2.4    “Termination of Affiliation” -- shall mean any termination of employment with the Company by an Employee, as determined by the Committee, whether by reason of death, disability, voluntary resignation, layoff, discharge, divestiture of the Employee’s business unit or otherwise, and, in the case of a Director, ceasing to be an active Director. The Committee shall have the discretion to establish rules and make determinations as to what constitutes a Termination of Affiliation including, without limitation, change of status (e.g., part-time, consulting Employee, etc.) or leave of absence. Notwithstanding the foregoing, effective January 1, 2005, a Termination of Affiliation shall not occur unless the Employee or Director has had a Separation from Service.
3.    Eligibility
3.1    The Deferral Authority in its sole discretion shall designate those Employees or Directors who are to be eligible to participate in the Plan with respect to Deferrals for a particular Plan Year or with respect to a particular Deferrable Amount or Amounts. Designating an individual as eligible to participate in the Plan for a particular Plan Year or with respect to a particular Deferrable Amount shall not require the Deferral Authority to designate such individual for any subsequent Plan Year or with respect to any subsequent Deferrable Amounts. The designation of eligibility by the Deferral Authority may be made in such manner as determined by the Deferral Authority, including, without limitation, establishment of criteria such as compensation level or level or authority.

4.    Deferrals
4.1    Deferral Elections
4.1.1    An eligible Employee or Director shall not become a Participant in the Plan unless and until he or she has executed and delivered to the Committee a Deferral election, including any forms or agreements as may be prescribed by the Committee, and the Committee shall have accepted such Deferral election and/or additional forms or agreements. To initially participate in the Plan, the Employee or Director must submit his or her Deferral election, including any forms or agreements prescribed by the Committee, during the applicable Deferral election period established by the Committee. Except as otherwise provided by the Committee and communicated to Participants, a Participant’s election shall be carried forward automatically to future Plan Years for which the Participant is eligible to participate unless, during the applicable election period for such future Plan Year, the Participant elects to modify or cancel the prior election under procedures established by the Committee. The last day of the Deferral election period for any Deferrable Amounts other than “performance-based compensation” (as defined below) shall be no later than the last day of the calendar year prior to the first calendar year during which the Employee or Director performs services for which such Deferrable Amounts are earned. Furthermore, the Committee may to the extent consistent with satisfying Code Section 409A, permit an Employee or Director to make a Deferral election prior to or within 30 days following the date such Employee or Director first becomes eligible to participate in the Plan, as indicated by the effective date of his status change in the Plan’s records. Such a Deferral election shall be with respect to compensation earned for services performed after the election.
4.1.2    If Deferrable Amounts constitutes “performance-based compensation,” then the Committee may, but need not, delay the last day of the Deferral election period. The last day of the Deferral election period with respect to any Deferrable Amounts considered to be performance-based compensation shall be no later than six (6) months before the end of the service period over which such Deferrable Amounts is earned. For this purpose, “performance-based compensation” means compensation where the amount of or entitlement to the compensation is contingent on the satisfaction of pre-established written performance criteria relating to a performance period of at least twelve (12) consecutive months, provided that performance-based compensation does not include any amount that will be paid regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Performance-based compensation must also meet any other applicable requirements established under authority issued pursuant to Code Section 409A.
4.1.3    The total Deferrals elected for a particular Plan Year may be in an amount up to a specified percentage of Deferrable Amounts, such maximum percentage to be up to one hundred percent (100%) as determined by the Deferral Authority.

4.1.4    With respect to Deferrals made for Plan Years commencing prior to January 1, 2015, a Participant elected on his or her initial Deferral election the form of distribution to be applied with respect to his or her Normal Payout (if any) from among the forms of distribution specified in Section 6.3.2.
4.1.5    With respect to Deferrals made for Plan Years commencing on or after January 1, 2015, a Participant shall allocate his or her Deferrals for a Plan Year to the Retirement/Termination Account and/or to one or more Specified-Date Accounts, and shall specify the form of distribution applicable to each such Account. If no allocation is made, all Deferrals for a Plan Year shall be allocated to the Retirement/Termination Account of the Participant. If no form of distribution is elected, the form of distribution shall be a single lump sum payment.
4.2    Changes to Deferral Elections
4.2.1    Any Deferral election by a Participant for a particular Plan Year shall be irrevocable for that Plan Year following the end of such Plan Year’s Deferral election period.
5.    Participant Accounts and Investments
5.1    Deferrals shall be credited to the Participant’s Account as of the date the compensation would otherwise have been paid to the Participant and shall accrue investment gains and losses as of such date in accordance with this Section 5. Notwithstanding anything to the contrary herein, if a Participant Separates from Service under circumstances that would trigger an immediate lump sum distribution of all of the Participant’s Accounts under Sections 6 and 7, or if an immediate lump sum distribution of all of the Participant’s Accounts is made under Section 9.3 upon a Participant’s Separation from Service (excluding Participants for whom an immediate payment is not permitted in accordance with Section 6.3.8 or 7.1.6), then any Deferrals that would otherwise have been credited to the Participant’s Account under the Plan shall not be so credited, but shall instead be distributed to the Participant on the date the Deferral would otherwise have been made.
5.2    Separate Investment Funds may be established under this Plan. The Committee may, in its discretion, terminate any Investment Fund. The Committee shall determine the number of Investment Funds, and the Committee or its delegate shall determine the investments to be made under the Investment Funds.

5.3    Subject to rules established by the Committee from time to time, each Participant shall have the right and obligation to designate in which of the Investment Funds his or her Accounts will be deemed to be invested for purposes of determining the investment gain (or loss) to be credited to his or her Accounts. Pursuant to rules established by the Committee, a Participant may change the designation made under this Section 5.3 and/or transfer an amount deemed to be invested in one Investment Fund to another Investment Fund by filing an election with the Committee, on a form and in a manner prescribed by the Committee, prior to any deadline that may be established by the Committee. If a Participant does not make an election with respect to the deemed investment of his or her Accounts, the Participant shall be deemed to have elected a default Investment Fund determined by the Committee. The Committee may establish other rules, regulations and procedures regarding the Investment Funds as it deems appropriate in its sole discretion.
5.4    Investment Funds are designated only for the purpose of determining the investment gains and losses to be credited to Participants’ Accounts. Neither the Company nor the Trust is required to make actual investments corresponding to such Investment Funds.”

6.	Payout of Participants’ Accounts Attributable to Deferrals with respect to Plan Years commencing prior to January 1, 2015
6.1    Termination Payouts
6.1.1    A Participant who has a Termination of Affiliation prior to one year of Plan participation shall receive an amount equal to his or her Account, less any credited earnings. Payment shall be made in a lump sum within ninety (90) days following Termination of Affiliation or as soon as administratively feasible thereafter.
6.1.2    A Participant who has a Termination of Affiliation on or after one year of Plan participation but prior to the Participant’s Retirement Date shall receive payment in a lump sum within ninety (90) days following Termination of Affiliation or as soon as administratively feasible thereafter equal to his or her Account(s) as of the most recent valuation.
6.1.3    A Participant who has a Termination of Affiliation on or after the Participant’s Retirement Date shall be subject and entitled to the Normal Payout provisions set forth in Section 6.3.
6.2    Survivor Payouts
6.2.1    In the event of a Participant’s death, the Company shall make a Survivor Payout, as defined in Section 6.2.2, to the designated Beneficiary.
6.2.2    The Survivor Payout shall consist of the balance then remaining in the Participant’s Account(s) at the time of death.

6.2.3    The Survivor Payout shall be paid in a lump sum to the Beneficiary within ninety (90) days following verification of the Participant’s death or as soon as administratively feasible thereafter.
6.2.4    Notwithstanding subsection 6.2.3 above, if death occurs prior to January 1, 2016, the Survivor Payout of an Employee who while actively employed and on or before his or her date of death had reached age 59-1/2 shall be paid to the designated Beneficiary in the form (i.e., lump sum, 5-year, 10-year or 15-year period) the Participant had elected for the Participant’s Normal Payout.

6.3    Normal Payouts
6.3.1    Normal Payouts shall be made to Participants who have a Termination of Affiliation on or after a Retirement Date. Normal Payouts shall commence upon Termination of Affiliation.
6.3.2    As set forth in Section 4.1.4, the Participant shall elect to receive the Normal Payout in a lump sum or over a 5-year, 10-year or 15-year period. The first payment will commence within ninety (90) days following the Termination of Affiliation or as soon as administratively feasible thereafter.
6.3.3    If a Participant does not elect a payout option, the payments shall be over a 5-year period.
6.3.4    Normal Payout shall consist of the Participant’s Account(s) spread in substantially equal installments over the elected payout period (if any). Earnings shall continue to be credited to the remaining Account(s) during the payout period.
6.3.5    If a Participant dies during the Normal Payout period, the Participant’s remaining Account balance(s) shall be distributed to the Participant’s Beneficiary in a single lump sum within ninety (90) days following verification of the Participant’s death, or as soon thereafter as administratively practicable; provided, however, that if death occurs prior to January 1, 2016, payments shall continue in the form elected by the Participant for the Normal Payout.
6.3.6    Except as set forth in this Section 6.3.6 and in Section 6.3.7, a Participant’s election of form of distribution shall be irrevocable. Each of the forms of distribution set forth in Section 6.3.2 shall be considered a single payment for purposes of Code Section 409A. Accordingly, Participants shall be allowed to make a new form of distribution election, provided that the following requirements are satisfied.
(a)    The election does not take effect until at least twelve (12) months after the date the election is made, and the election must be made at least twelve (12) months prior to the date the first payment would be made to the Participant absent the election; and

(b)    The commencement date of the first payment to the Participant shall be five (5) years following the date the payment would have commenced absent the change in the Participant’s election.
Any attempt to change a payout election that does not satisfy these requirements shall be void.
6.3.7    Pursuant to authority issued by the Internal Revenue Service under Code Section 409A, the following transition rules shall apply:
(a)    Each Participant who had not had a Separation From Service as of December 31, 2006 shall be permitted to elect among the forms of distribution specified in Section 6.3.2 with respect to the Participant’s Normal Payout (if any). If a Participant does not make an election under this subsection (a), then the Participant’s previous election among forms of distribution shall continue to apply.
(b)    Each Participant who had not had a Separation From Service as of December 31, 2006 and had reached the Participant’s 55th birthday as of December 31, 2006 shall (in addition to the election under subsection (a)) be permitted to elect whether distribution of the Participant’s Normal Payout (if any) shall commence (i) upon the Participant’s Termination of Affiliation, or (ii) upon the later of the date the Participant reaches age 65 or the Participant’s Termination of Affiliation. If a Participant does not make an election under this subsection (b), then distribution of the Participant’s Normal Payout (if any) shall commence upon the Participant’s Termination of Affiliation.
(c)    The elections under this Section 6.3.7 shall be made pursuant to rules prescribed by the Committee, but shall in no event be made after December 31, 2006.
6.3.8    Notwithstanding the foregoing, if any stock of the Company is publicly traded on an established securities market, the distribution to any Participant who is a “specified employee” under Code Section 409A(a)(1)(B)(i) shall not be made (or commence to be made in the case of installment payments) before the earlier of (i) the date which is six (6) months after such Participant’s Separation From Service or (ii) the date of the Participant’s death. For any twelve (12) month period commencing April 1 and ending March 31, an Employee is a “specified employee” if the Employee was a “key employee” at any time during the calendar year ending before such April 1. A key employee is defined in Code Section 416(i) without regard to Code Section 416(i)(5).
6.4    Cash Distributions
6.4.1    All distributions under the Plan shall be made in cash.

7.    Payout of Participants’ Accounts Attributable to Deferrals with respect to Plan Years commencing on or after January 1, 2015

7.1    Payout of Retirement/Termination Account
7.1.1    A Participant who has a Separation from Service shall receive a distribution of the balance of his or her Retirement/Termination Account, valued as of the end of the month in which such Separation from Service occurred, or such other date as the Company determines.

7.1.2    The Participant shall elect from among the forms of distribution specified in Section 7.1.3 the form of distribution that will apply to the Retirement/Termination Account. The election shall be made on the Deferral election form submitted for the Plan Year commencing on January 1, 2015, or, if later, on his or her initial Deferral election form. If no form of distribution is elected, the form of distribution shall be a single lump sum payment.

7.1.3    A Participant may elect that his or her Retirement/Termination Account be distributed in a single lump sum, or in annual installments over 5, 10 or 15 years. Distribution shall be made or commence in the month following the month of Separation from Service, and subsequent installments shall be made on the anniversary of the date the first installment is paid. Each installment shall be calculated by dividing the balance in the Account (including any Earnings credited thereon) by the number of installments remaining to be paid.

7.1.4    A Participant may modify the form of distribution elected for the Retirement/Termination Account in accordance with the provisions of Section 7.3. For purposes of Section 7.3, installment payments shall be treated as a single payment.

7.1.5    If a Participant dies before the Retirement/Termination Account has been completely distributed, the remaining balance shall be distributed to the Participant’s Beneficiary in a single lump sum within 90 days of the Participant’s death or as soon thereafter as administratively practicable.

7.1.6    Notwithstanding Section 7.1.3 above, the provisions of Section 6.3.8 of the Plan shall apply to payment of the Retirement/Termination Account with respect to any Participant who is a “specified employee” as defined therein.

7.2    Payout of Specified Date Account

7.2.1    A Participant who establishes a Specified Date Account shall specify on the Deferral election form with which the Account is established the date on which the balance of the Account shall be distributed or commence to be distributed. The specified date may not be sooner than one year after the last day of the Plan Year in which Deferrals will first be allocated to the Account.

7.2.2    The Participant shall elect from among the forms of distribution specified in Section 7.2.3 the form of distribution that will apply to each Specified Date Account. The election shall be made on the Deferral election form for the Plan Year with respect to which the Account is established. If no form of distribution is elected, the form of distribution shall be a single lump sum payment.

7.2.3    A Participant may elect that a Specified Date Account be distributed in a single lump sum, or in annual installments over 2 to 5 years. Distribution shall be made or commence in the month following the month in which the date specified in Section 7.2.1 falls, and subsequent installments shall be made on the anniversary of the date the first installment is paid. Each installment shall be calculated by dividing the balance in the Account (including any Earnings credited thereon) as of the end of the month preceding the month of payment by the number of installments remaining to be paid.

7.2.4    A Participant may modify the time or form of distribution elected for a Specified Date Account in accordance with the provisions of Section 7.3. For purposes of Section 7.3, installment payments shall be treated as a single payment.

7.2.5    If a Participant has a Separation from Service prior to the complete distribution of a Specified Date Account, the remaining balance will be distributed in a single lump sum at the time the Retirement/Termination Account is distributed.

7.2.6    If a Participant dies prior to the complete distribution of a Specified Date Account, the remaining balance will be distributed to the Participant’s Beneficiary in a single lump sum within 90 days of the Participant’s death or as soon thereafter as administratively practicable.

7.3    Modifications to Distribution Elections

7.3.1    Participants shall be allowed to modify the form of distribution elected for the Retirement/Termination Account and/or the time and form of payment elected for one or more Specified Date Accounts, subject to the other provisions of this Section 7.3.

7.3.2    A requested modification must be submitted to the Company no later than 12 months prior to the date payments from the applicable Account are scheduled to commence, shall be irrevocable as of the date submitted, and shall take effect 12 months after submission.

7.3.3    If a Participant modifies the form of distribution applicable to the Retirement/Termination Account, payment from such Account shall be made or begin on the date that is 5 years following the date payment would have been made or commenced absent the modification. If a Participant modifies the form of distribution applicable to a Specified Date Account, payment from such Account shall be made or begin on the date that is 5 years following the date payment would have been made or commenced absent the modification, unless the Participant specifies a later date. If a Participant modifies the time of distribution applicable to a Specified Date Account, the time specified shall be no earlier than 5 years following the date payment would have been made or commenced absent the modification.

1.    Beneficiary Designation
1.1    Upon forms provided by the Committee, each Participant shall designate in writing the Beneficiary or Beneficiaries whom such Participant desires to receive the benefits of this Plan payable in the event of such Participant’s death.
1.2    A Participant may from time to time change his or her designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee.
1.3    The Company may rely upon the designation of Beneficiary or Beneficiaries last filed by the Participant in accordance with the terms of this Plan.
1.4    If the designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate. If there is no personal representative of the Participant’s estate duly appointed and acting in that capacity within sixty (60) days after the Participant’s death, then all payments due under the Plan shall be payable to the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder pursuant to the laws of intestate succession or other statutory provisions in effect at the Participant’s death in the state in which the Participant resided.

1.5    If the Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, a payment due (unless a prior claim therefore shall have been made by a duly appointed guardian or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any custodian, conservator or other fiduciary responsible for the management and control of such person’s financial affairs in such manner and proportions as the Committee may determine. Any such payment shall, to the extent thereof, discharge of the liabilities of the Company to the Participant or Beneficiary under this Plan.
1.6    Whenever a provision of this Plan restricts or limits a Participant or a Participant’s Account, benefit or distribution, such limitation shall also apply to a Beneficiary unless otherwise specified.
2.    Hardship and Acceleration Provisions
9.1    Notwithstanding the provisions of Section 6 or 7 hereof, a Participant shall be entitled to request a hardship withdrawal of all or any portion of the Participant’s Account or acceleration of payments of the Participant’s Account if payments have already commenced under the payout option selected by the Participant. A Participant must make a written request to the Committee for a hardship withdrawal or request for accelerated payment, stating the reasons such withdrawal or acceleration is necessary because of a financial hardship. The Committee, in its sole discretion, may rely on the Participant’s statements, and a hardship withdrawal or accelerated payment may be approved without further investigation unless the Committee has reason to believe such statements are false. The Participant shall specify from which of the Participant’s Account(s) (i.e., Pre-1991 or Post-1990) the hardship withdrawal shall be taken. Any amount to be taken from the Post-1990 Account shall be subtracted first from the Participant's Retirement/Termination Account until depleted, and then from any Post-1990 Accounts established under Section 6 of the Plan until depleted, and then from any Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date, until all such Accounts are depleted.

9.2    Effective January 1, 2005, a withdrawal under Section 9.1 shall be permitted only if the Participant incurs an “unforeseeable emergency” as defined below. Any such distribution shall be limited to the amount for which distribution is reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, State or local income taxes or penalties reasonably anticipated to result from the distribution). For purposes of this Section, an “unforeseeable emergency” is a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse or dependent, (ii) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home to the extent not otherwise covered by insurance, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether a Participant has an unforeseeable emergency shall be made in accordance with the authorities published pursuant to Code Section 409A.

9.3     The Committee may at any time pay the value of the Participant’s Accounts in a single lump sum if the balance of all such Accounts (inclusive of all Accounts established under Sections 6 and 7) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan. If, at the time of a Separation from Service, the value of a Participant’s Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), such Accounts shall be distributed in a single lump sum payment, provided the payment represents the complete liquidation of the Participant’s interest in the Plan.

10.    Amendment and Termination of Plan; Change in Control
10.1    The Company may, at its absolute and sole discretion, amend or terminate the Plan at any time.
10.2    In the event of a Plan termination, benefits will be paid out when due under the terms of the Plan. To the extent feasible, the Committee shall use its best efforts to avoid adversely affecting the rights of any existing Participants in the Plan, but prior to a Change in Control (as hereinafter defined), the Committee shall be under no specific duty or obligation in this regard. Following a Change in Control no amendment or termination of the Plan shall adversely affect any benefits earned by Participants prior to the amendment or termination.

10.3    All Accounts shall be immediately distributed to the Participants to whom such Accounts belong, upon the occurrence of a Change in Control (as hereinafter defined) of the Company. A “Change in Control” shall be deemed to occur if any “person” (as defined in Section 3(a)(9) of the United States Securities Exchange Act of 1934 (the “34 Act”)), other than the Company, any subsidiary or any employee benefit plan or trust maintained by the Company or subsidiary, during any 12-month period ending on the date of the most recent acquisition by such person, becomes the beneficial owner (as defined in Rule 13d-3 under the 34 Act), directly or indirectly of the Company’s stock representing thirty-five percent (35%) or more of the voting power of the Company’s then-outstanding stock; provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A. For purposes of the foregoing, a subsidiary is any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, other than the last corporation in such chain, owns at least fifty percent (50%) of the total voting power in one of the other corporations in such chain.
11.     Nature of Accounts
11.1    All amounts credited to the Account(s) shall remain the sole property of the Company and shall be usable by it as part of its general funds for any legal purpose whatsoever. The Account(s) shall exist only as bookkeeping entries for the purpose of facilitating the computation of earnings credits hereunder and such Account(s) shall not constitute trust funds, escrow accounts, or any other form of asset segregation in favor of anyone other than the Company. No Participant shall have any interest in any specific asset of the Company by virtue of this Plan and each Participant’s rights under this Plan shall at all times be limited to those of a general unsecured creditor of the Company. Although sometimes referred to in this Plan as “interest,” amounts credited to Account(s) pursuant to Section 5.1 may be treated as compensation for tax and payroll withholding purposes, pursuant to applicable Code and United States Department of Treasury regulation requirements.

1.    Committee
1.7    The Plan shall be administered by the Committee appointed by the Board. Subject to the provisions of the Plan and the authority granted to the Deferral Authority, the Committee shall have exclusive power to determine the manner and time of Deferrals and payment of benefits to the extent herein provided and to exercise any other discretionary powers granted to the Committee pursuant to the Plan. The decisions or determinations by the Committee shall be final and binding upon all parties, including shareholders, Participants, Beneficiaries and other Employees. The Committee shall have the authority to interpret the Plan, to make factual findings and determinations, to adopt and revise rules and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Committee’s discretion shall be as broad and unfettered as permitted by law. Notwithstanding the foregoing, after a Change in Control, any findings, adoption or revision of rules or regulations, interpretations, decisions or determinations made by the Committee (including under Section 12.2) shall not be given any deference by a court or arbitrator, and if challenged by a Participant or Beneficiary, shall be reviewed on a de novo basis.
1.8    The Committee shall have all powers necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have, by way of illustration and not by way of limitation, the following powers and authority:
1.8.9    To designate agents to carry out responsibilities relating to the Plan;
1.8.10    To employ such legal, actuarial, medical, accounting, clerical and other assistance as it may deem appropriate in carrying out the provisions of this Plan;
1.8.11    To administer, interpret, construe and apply this Plan and to decide all questions which may arise or which may be raised under this Plan by any Employee, Participant, Beneficiary or other person whatsoever, including but not limited to all questions relating to eligibility to participate in the Plan, and the amount of benefits to which any Participant may be entitled;
1.8.12    To establish rules and procedures from time to time for the conduct of its business and for the administration and effectuation of its responsibilities under the Plan;

1.8.13    To establish claims procedures, and to make forms available for filing of such claims, and to provide the name of the person or persons with whom such claims should be filed. The Committee shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than sixty (60) days after the date of the claim; the claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such sixty (60) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (1) the specific reason or reasons for the denial, (2) specific reference to any provisions of this Plan on which denial is based, (3) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (4) an explanation of the procedure for further reviewing the denial of the claim under the Plan. The Committee shall establish a procedure for review of claim denials, such review to be undertaken by the Committee. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having one hundred eighty (180) days after receipt of denial of his claim to request such review, having the right to review all pertinent documents and the right to submit issues and comments in writing. The Committee shall establish a procedure for issuance of a decision by the Committee not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of this Plan on which the decision is based; and
1.8.14    To perform or cause to be performed such further acts as it may deem to be necessary, appropriate, or convenient in the efficient administration of the Plan.
1.8.15    Prior to a Change in Control, any action taken in good faith by the Committee in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon the Participants and their Beneficiaries, and all discretionary powers conferred upon the Committee shall be absolute. Following a Change in Control, the actions of the Committee and its exercise of discretionary powers shall be reviewed on a de novo basis if challenged by a Participant or Beneficiary.
1.9    Members of the Committee shall serve as such without compensation from the Plan, but may receive compensation from the Company for so serving. All Plan administration expenses shall be borne by the Company.

1.10    The members of the Committee, the Deferral Authority, the Board, and the Company shall be entitled to rely upon any tables, valuations, computations, estimates, certificates, opinions and reports furnished by any consultant, or firm or corporation which employs one or more consultants or advisors. The Committee may, but is not required to, rely upon all records of the Company with respect to any matter or thing whatsoever, and may likewise treat such records as conclusive with respect to all Employees, Participants, Beneficiaries and any other persons whomsoever, except as otherwise provided by law.
1.11    The Committee, the Deferral Authority, the Board or the Company may require satisfactory proof of any matter under this Plan from or with respect to any Employee, director, consultant, Participant or Beneficiary, and no such person shall acquire any rights or be entitled to receive any benefits under this Plan until such proof shall be furnished as so required.
1.12    Any person dealing with the Committee may rely on and shall be fully protected in relying on a certificate or memorandum in writing signed by any Committee member so authorized, or by a quorum of the members of the Committee, as constituted as of the date of such certificate or memorandum, as evidence of any action taken or resolution adopted by the Committee.
1.13    No Employee or director of the Company shall be subject to any liability by reason of or arising from his or her participation in the establishment or administration or operation of the Plan unless he or she acts fraudulently or in bad faith.
1.14    Indemnification
1.14.1    To the extent permitted by law, the Company shall indemnify each member of the Deferral Authority, the Committee, and any other Employee or director of the Company who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative, or investigative, by reason of his or her conduct in the performance in connection with the establishment or administration of the Plan or any amendment or termination of the Plan.
1.14.2    This indemnification shall apply against expenses including, without limitation, attorneys fees and any expenses of establishing a right to indemnification hereunder, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding, except in relation to matters as to which he or she has acted fraudulently or in bad faith in the performance of such duties.
1.14.3    The termination of any proceeding by judgment, order, settlement, conviction, upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption that the person acted fraudulently or in bad faith in the performance of his or her duties.

1.14.4    Expenses incurred in defending any such proceeding may be advanced by the Company prior to the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount, unless it shall be determined ultimately that the recipient is entitled to be indemnified as authorized in this Section 12.8.
1.14.5    The right of indemnification set forth in this Section 12.8 shall be in addition to any other right to which any Committee member or other person may be entitled as a matter of law, by corporate bylaws or otherwise.
2.    Limitation on Rights of Participants
2.5    If a Participant is an employee of the Company, such employment is not for any specific term and may be terminated by the Participant or Company at any time, for any reason, with or without cause. Neither this Plan nor any election to defer compensation hereunder shall be held or construed to confer on any person any legal right to be continued as an Employee, consultant or director of the Company; nor to constitute any promise or commitment by the Company regarding future positions, future work assignments, future compensation or any other term or condition of employment or affiliation.
3.    Non-Transferability
3.2    No right to payment under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right to payment shall in any manner be liable for, or subject to, the debts, contracts, liabilities or torts of the person entitled thereto.
4.    Restriction Against Assignment
4.3    The Participant or Beneficiary shall not have the power to transfer, assign, anticipate, modify, or otherwise encumber in any manner whatsoever any of the payments that will become due pursuant to this Plan, nor shall said payments be subject to attachment, garnishment or execution, or be transferable by operation of law in event of bankruptcy or insolvency.
5.    Forfeiture
5.5    In the event that the Committee is unable to locate a Participant or Beneficiary to whom benefits are payable hereunder after mailing a notice to the Participant’s or Beneficiary’s last known address, and such inability lasts for a period of three (3) years, then any remaining benefits payable hereunder shall be forfeited to the Company and no Participant or Beneficiary shall have any right to further benefits from the Plan, even if subsequently located.

6.    Mailing of Payments
6.5    All payments under the Plan shall be delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant to that of any other person entitled to such payments under the terms of the Plan). Each Participant shall be responsible for furnishing the Committee with his or her correct current address and the correct current name and address of his or her Beneficiary.
7.    Governing Law
7.1    All legal questions pertaining to the Plan shall be determined in accordance with the laws of Delaware, excluding its rules governing conflicts of laws. Without limiting Section 21, it is intended that this Plan be administered and interpreted in a manner consistent with the applicable requirements of Code Section 409A.
8.    Illegality of Particular Provision
8.1    If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions thereof, but the Plan shall be construed in all respect as if such invalid provision were omitted.
9.    Interpretation
9.1    Section headings are for convenient reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any article or section.
10.    Tax Effects
10.1    The Company makes no representations or warranties as to the tax consequences to a Participant or to a Participant’s Beneficiary from Deferrals hereunder or the subsequent receipt of any benefits as a result thereof. Each Participant must rely solely on his or her own tax advisor with respect to the tax consequences arising from the Deferrals or the receipt of benefits hereunder, or from any other related transaction. All distributions of benefits shall be subject to applicable tax withholding requirements.
11.    Receipt or Release
11.1    Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

12.    Records
12.1    The records of the Company with respect to the Plan shall be conclusive on all Participants, Beneficiaries, and all other persons whomsoever.
13.    Arbitration
13.1    Any person disputing a decision of the Committee shall submit such dispute to binding arbitration pursuant to the rules of the American Arbitration Association, to be held in Fairfax County, Commonwealth of Virginia. In any arbitration with respect to a decision or action of the Committee taken before a Change in Control, the losing party in such arbitration proceedings shall bear the costs of arbitration, and each party shall bear its own attorneys’ fees. In any arbitration with respect to a decision or action of the Committee taken after a Change in Control, the Company shall bear the costs of arbitration (other than attorneys’ fees), and the arbitrator may make an award of attorneys’ fees; any such award shall be made according to the then-prevailing standards for judicial awards of attorneys’ fees applicable to civil actions brought under the Employee Retirement Income Security Act of 1974, as amended.
14.    Recoupment of Awards
14.1    Notwithstanding any other provision herein including, but not limited to, Sections 9, 10.2, 10.3, and 12.1 and notwithstanding any other provisions in any Deferral election or other agreement with respect to the Plan, payments made under the Plan and Accounts under the Plan shall be subject to recoupment or reduction by the Company pursuant to the Company’s recoupment policy originally adopted on June 18, 2009 by the Human Resources and Compensation Committee of the Board, as such policy may subsequently be amended (the “Recoupment Policy”). Although consent to the Recoupment Policy by a Participant is not a prerequisite to the effectiveness of the Recoupment Policy with respect to the Participant, the filing of an election by a Participant with respect to any Deferral under the Plan shall be deemed to constitute consent by the Participant to the terms and conditions of the Recoupment Policy with respect to the Participant’s Deferrals and any and all prior Deferrals under the Plan. For purposes of clarity, to the extent provided by the Recoupment Policy, a Participant may be required to return certain payments of Plan benefits made to the Participant, and payments that otherwise would have been made to the Participant with respect to the Participant’s Account under the Plan may be reduced or entirely eliminated. Such actions may be taken pursuant to the Recoupment Policy without regard to whether such payments and the Participant’s Account were otherwise vested.

LEIDOS, INC.

By:
/s/ Sarah K Allen
Name: Sarah K. Allen
Title: Chief Human Resource Officer